UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

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AMERICAN ORIENTAL BIOENGINEERING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN ORIENTAL BIOENGINEERING, INC.

1 Liangshuihe First Avenue, Beijing E-Town Economic and Technology Development Area, E-Town
Beijing 100176, People’s Republic of China

SUPPLEMENT DATED NOVEMBER 16, 2009 TO THE
PROXY STATEMENT DATED OCTOBER 23, 2009 FOR THE
ANNUAL MEETING OF STOCKHOLDERS
to be held on December 8, 2009

General Information

Unless the context requires otherwise, all references to “AOB”, “Company,” “we,” “us” or “our” refer to American Oriental Bioengineering, Inc. and its subsidiaries.

This Supplement provides updated information for the proxy statement dated October 23, 2009 (the “Proxy Statement”), which was previously provided, or made available, to the holders of common stock, par value $0.001 per share of the Company (the “Common Stock”) and series A preferred stock, par value $0.001 per share of the Company (the “Series A Preferred Stock”) as of October 13, 2009 (the “Record Date”) who are entitled to notice of, and to vote at, the annual meeting of stockholders to be held on December 8, 2009, at 9:00 p.m. Beijing Standard Time (local time), which is the equivalent to December 8, 2009 at 8:00 a.m. U.S. Eastern Standard Time (the “Annual Meeting”), at 1 Liangshuihe First Avenue, Beijing E-Town Economic and Technology Development Area, E-Town, Beijing 100176, People’s Republic of China.

Explanatory Note

This Supplement provides amended and restated disclosure on executive compensation  for the fiscal years ended December 31, 2008, 2007 and 2006.  In addition, this Supplement provides information on the amended employment agreements and amended stock option award agreements of the Company’s executive officers.

During the review of its third quarter September 30, 2009 operating results, the Company identified isolated historical accounting errors in: (i) the calculation of stock based compensation, (ii) the recognition of deferred tax liabilities of certain acquired assets, and (iii) the provision of deferred tax liabilities on undistributed earnings. The accounting errors have resulted in the misstatement of certain balance sheet and income statement items and the cumulative net earnings since 2006. The Company has no evidence that the errors resulted from any fraud or intentional misconduct. The Company undertook a review to determine the total amount of the errors and the accounting periods in which the errors occurred. The impact of each individual error identified or in aggregate was not material, however, when considering the effects of prior year misstatements when quantifying misstatements in current year financial statements, the Company chose to restate its previously reported financial statements.

As a result of the errors identified in the stock based compensation calculation, on November 15, 2009, the Company amended its  2008 and 2009 employment agreements (the “Employment Agreements”) and 2008 and 2009 stock option award agreements of each of Tony Liu (Chairman and Chief Executive Officer), Yanchun Li (Chief Financial Officer and Chief Operations Officer), Jun Min (Vice President), Binsheng Li (Chief Accounting Officer) and Wilfred Chow (V.P. of Finance) (collectively, the “Executives”).

Under the Employment Agreements each Executive was initially granted an option to purchase a certain number of shares of Common Stock (the “Initial Option Grant”), which number was based upon the Company’s internal method for valuing each share of Common Stock underlying the stock option at the time of the grant (the “Per Share Value”), to reach a total annual compensation value for accounting purposes (the “Total Value”).  As the result of an error in the calculation of the Per Share Value, the number of shares issuable under the Initial Option Grant was incorrect for each Executive and should have been lower.  However, the Total Value and the exercise price of the Initial Option Grant for each Executive remained unchanged.  The Board of Directors approved the amendment to the Employment Agreements and the Compensation Committee approved the reduction in the Initial Option Grant.

The reduction in the Initial Option Grant for each Executive for the fiscal year 2008, which is the most recent year for which annual compensation disclosure is provided in the Proxy Statement, was as follows:

	2008
Name	Original Option Grant	Revised Option Grant

Tony Liu	307,428	111,850
Yanchun Li	271,543	98,794
Jun Min	203,657	74,096
Binsheng Li	167,771	61,040
Wilfred Chow	186,857	67,983

On November 16, 2009, the Company filed Amendment No. 1 on Form 10-K/A (the “Form 10-K/A”) which amends the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 9, 2009 (the “Original Report”). The Form 10-K/A includes amended and restated consolidated financial statements and related financial information for the years ended December 31, 2008, 2007 and 2006, which included amending and restating Item 11. Executive Compensation.  It also includes amended and restated financial results for each of the three interim quarterly periods in the years ended December 31, 2008 and 2007.

This Supplement amends and restates the disclosure contained in the Proxy Statement with respect to executive compensation.  Specifically, the tabular information under the “Summary Compensation Table” and “2008 Outstanding Equity Awards at Year-End” has been revised, as well as the disclosure and tabular information under the section entitled, “Employee Stock Option Plan “ and the disclosure under the section entitled “Employment Agreements.”  There were no changes to the compensation of the independent directors for 2008.

Except as specifically updated by the information contained in this Supplement, all information set forth in the Proxy Statement, the Notice of Availability of Proxy Materials, the Notice of Annual Meeting and proxy card remains accurate and should be considered in voting your shares.  This Supplement does not provide all of the information that is important to your decision in voting at the Annual Meeting.  Additional information is contained in the Proxy Statement.  This Supplement should be read in conjunction with the Proxy Statement.

This Supplement and the Form 10-K/A are available at www.proxyvote.com.  We intend to mail this Supplement and the Form 10-K/A on or about November 20, 2009 to all stockholders of record, as of the Record Date, who have requested to receive a paper or email copy of the documents related to the Annual Meeting.

/s/ Tony Liu

Tony Liu
Chairman, and Chief Executive Officer

November 16, 2009

EXECUTIVE COMPENSATION

The Company’s executive compensation program for the named executive officers (NEOs) is administered by the Compensation Committee of the Board of Directors.

Compensation Objectives

We believe that the compensation programs for the Company’s NEOs should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, and should reward individual contributions to the Company’s success. Our compensation plans are consequently designed to link individual rewards with Company’s performance by applying objective, quantitative factors including the Company’s own business performance and general economic factors. We also rely upon subjective, qualitative factors such as technical expertise, leadership and management skills, when structuring executive compensation in a manner consistent with our compensation philosophy.

Process for Determining Compensation for Executives

The Compensation Committee makes independent decisions about all aspects of NEO compensation, and takes into account (i) recommendations from our Chief Executive Officer with respect to the compensation of NEOs other than himself, and (ii) information that our Human Resources department provides regarding compensation data and benchmarks for comparable positions and companies in different applicable geographical area.

The Compensation Committee regularly reviews the design and structure of the Company’s compensation programs to ensure that management’s interests are closely aligned with stockholders’ interests and that the compensation programs are designed to further the Company’s strategic priorities.

Elements of Compensation

Base Salary. Base salaries for the named executive officers are set forth in their respective employment agreements. Periodically, however, the Compensation Committee considers proposals from the Company’s management to approve increases to the base salaries for named executive officers other than our CEO. When considering whether to approve these adjustments, the Compensation Committee takes into account a number of factors, including:

•	the Company’s performance;

•	the individual’s current and historical performance and contribution to the Company;

•	and the individual’s role and unique skills.

We tried to set executives’ base salaries near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and may be increased to align salaries with market levels after taking into account the subjective evaluation described previously.

Annual Cash Incentive Bonuses. The Company has a cash incentive bonus plans for NEO. The plan is designed to promote executive decision making and achievement that supports the realization of key overall Company financial goals. For the year 2008, the participants in the Company’s cash incentives program consisted of each of the Company’s five named executive officers.

In 2008, executives had target bonus opportunities ranging from 0% to 75% of salary earnings, depending on position level and responsibility, with larger bonus opportunities provided to those with greater responsibility. The Compensation Committee establishes the guidelines under which the plan is administered, including financial performance goals and payout schedules. The goals reflect the Company’s performance using performance measures of net income.

The plan provides payouts based on different levels of achievement:

•	Threshold: the minimum level of performance for which a bonus is paid and set at 90% of the Target level. No bonuses will be earned if the Threshold level of the Company’s performance is not achieved;

•	Minimum: 70% of bonus is paid for achievement of 90% to 99.9% of financial goals.

•	Target:100% of bonus is paid for achievement of financial goals.

•	Maximum: achievement at a superior level of performance for 300% payout of the Target bonus.

For achievement between Target and Maximum, bonus payouts are interpolated to reflect the level of results achieved.

Equity Incentive Compensation. We believe that long-term performance is achieved through an ownership culture participated in by our executive officers through the use of stock-based awards. Currently, we do not maintain any incentive compensation plans based on pre-defined performance criteria. The Compensation Committee has the general authority, however, to award equity incentive compensation, i.e. stock options, to our executive officers in such amounts and on such terms as the committee determines in its sole discretion. The Committee does not have a determined formula for determining the number of options available to be granted. The Compensation Committee will review each executive’s individual performance and his or her contribution to our strategic goals periodically. With the exception of stock options automatically granted at the end of each fiscal quarter in accordance with the terms of the employment agreement with our executive officers, our Compensation Committee grants equity incentive compensation at times when we do not have material non-public information to avoid timing issues and the appearance that such awards are made based on any such information.

The Compensation Committee is carefully monitoring our executive compensation programs. It is our general objective to provide our NEOs with total annual compensation near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. To accomplish this objective, we anticipate increasing levels of executive compensation over time. The Compensation Committee has reviewed the Compensation Discussion & Analysis (“CD & A”) prepared by management and recommended it for inclusion in this Proxy Statement.

Summary Compensation Table

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, for each of the last three fiscal years to each named executive officer.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tony Liu, CEO and Chairman	2008	200,000	40,267	—	538,000	—	—	—	778,267
	2007	200,000	53,253	—	1,488,000	—	—	—	1,741,253
	2006	150,000	—	—	53,923	—	—	—	203,923

Yanchun Li, CFO, COO, Director	2008	160,000	30,201	—	475,200	—	—		665,401
	2007	160,000	39,940	—	1,190,400	—	—	—	1,390,340
	2006	90,000	—	—	32,355	—	—	—	122,355

Jun Min, VP, Director	2008	120,000	30,201	—	356,400	—	—	—	506,601
	2007	120,000	39,940	—	892,800	—	—	—	1,052,740
	2006	70,000	—	—	15,000	—	—	—	85,000

Binsheng Li, Chief Accounting officer, Director	2008	80,000	20,134	—	293,600	—	—	—	393,734
	2007	80,000	26,626	—	595,200	—	—	—	701,826
	2006	57,000	—	—	19,413	—	—	—	76,413

Wilfred Chow, SVP of Finance	2008	190,000	40,267	—	327,000	—	—	—	557,267
	2007	160,000	53,253	—	744,000	—	—	—	957,253
	2006	100,000	26,666	—	—	—	—	—	126,666

__________________
(1)	The amounts reported in this column represent base salaries paid to each of the named executive officers for 2008 as provided for in their respective employment agreements.
(2)
The named executive officers did not receive any discretionary bonuses, sign-on bonuses, or other annual bonus payments that are not contingent on the achievement of stipulated performance goals. Cash bonus payments that are contingent on achieving pre-established and communicated goals.

(3)
Option award amounts in this table relate to the accounting expense for options granted in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)), which requires the expensing of equity stock awards.

Employment Agreements

In April 20, 2008, we entered into employment agreements with Tony Liu, our Chairman and Chief Executive Officer, Yanchun Li, our Chief Financial Officer and Chief Operations Officer, Jun Min, our Vice President, and Binsheng Li, our Chief Accounting Officer, all of whom are also directors of the Company. We also entered into employment agreement with Wilfred Chow, our Senior Vice President of Finance. Each of the Employment Agreements were subsequently amended to reduce the number of options granted to the numbers included below in the description of each employment agreement.

Tony Liu’s employment agreement has a term of one year, effective as of April 20, 2008, and provides for an annual base salary of $200,000, subject to subsequent annual review by the Company’s Compensation Committee. The term of his agreement shall be automatically renewed for another year, unless a written notice is given by either party of an intention not to renew the agreement no later than 90 days prior to the expiration of the term. The agreement also provides for the grant of options to purchase 111,850 shares of common stock with an exercise price of $8.35 per share. The stock options are granted under the Company’s 2006 Equity Incentive Plan and will vest ratably over a five year period, subject to Mr. Liu’s continued employment with the Company on each vesting date. Mr. Liu is also entitled to an annual performance based bonus of up to US$40,000 based upon the Company’s performance. Such amount may be increased if the Company exceeds certain net income targets for the year, or may be decreased if the net income targets are not met. We can terminate Mr. Liu’s employment with cause or without cause pursuant to a decision by our board of directors. In the event Mr. Liu’s employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of the employment.

Lily Li’s employment agreement has a term of one year, effective as of April 20, 2008, and provides for an annual base salary of $160,000, subject to subsequent annual review by the Company’s Compensation Committee. The term of her agreement shall be automatically renewed for another year, unless a written notice is given by either party of an intention not to renew the agreement no later than 90 days prior to the expiration of the term. The agreement also provides for the grant of options to purchase 98,794 shares of common stock with an exercise price of $8.35 per share. The stock options are granted under the Company’s 2006 Equity Incentive Plan and will vest ratably over a five year period, subject to Ms. Li’s continued employment with the Company on each vesting date. Ms. Li is also entitled to an annual performance based bonus of up to US$30,000 based upon the Company’s performance and such amount may be increased if the Company exceeds certain net income targets for the year, or may be decreased if the net income targets are not met. We can terminate Ms. Li’s employment with cause or without cause pursuant to a decision by our board of directors. In the event Ms. Li’s employment is terminated without cause, she will be eligible to receive monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment.

Jun Min’s employment agreement has a term of one year, effective as of April 20, 2008, and provides for an annual base salary of $120,000, subject to subsequent annual review by our board of directors. The term of his agreement shall be automatically renewed for another year, unless a written notice is given by either party of an intention not to renew the agreement no later than 90 days prior to the expiration of the term. The agreement also provides for the grant of options to purchase 74,096 shares of common stock with an exercise price of $8.35 per share. The stock options are granted under the Company’s 2006 Equity Incentive Plan and will vest ratably over a five year period, subject to Mr. Min’s continued employment with the Company on each vesting date. Mr. Min is also entitled to an annual performance based bonus of up to US$30,000 based upon the Company’s performance and such amount may be increased if the Company exceeds certain net income targets for the year, or may be decreased if the net income targets are not met. We can terminate Mr. Min’s employment with cause or without cause pursuant to a decision by our Chief Executive Officer. In the event Mr. Min’s employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of the employment.

Binsheng Li’s employment agreement has a term of one year, effective as of April 20, 2008, and provides for an annual base salary of $80,000, subject to subsequent annual review by our board of directors. The term of his agreement shall be automatically renewed for another year, unless a written notice is given by either party of an intention not to renew the agreement no later than 90 days prior to the expiration of the term. The agreement also provides for the grant of options to purchase 61,040 shares of common stock with an exercise price of $8.35 per share. The stock options are granted under the Company’s 2006 Equity Incentive Plan and will vest ratably over a five year period, subject to Mr. Li’s continued employment with the Company on each vesting date. Mr. Li is also entitled to an annual performance based bonus of up to US$20,000 based upon the Company’s performance and such amount may be increased if the Company exceeds certain net income targets for the year, or may be decreased if the net income targets are not met. We can terminate Mr. Li’s employment with cause or without cause pursuant to a decision by our Chief Executive Officer. In the event Mr. Li’s employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of the employment.

Wilfred Chow’s employment agreement has a term of one year, effective as of April 20, 2008, and provides for an annual base salary of $190,000, subject to subsequent annual review by our board of directors. The term of his agreement shall be automatically renewed for another year, unless a written notice is given by either party of an intention not to renew the agreement no later than 90 days prior to the expiration of the term. The agreement also provides for the grant of options to purchase 67,983 shares of common stock with an exercise price of $8.35 per share. The stock options are granted under the Company’s 2006 Equity Incentive Plan and will vest ratably over a five year period, subject to Mr. Chow’s continued employment with the Company on each vesting date. Mr. Chow is also entitled to an annual performance based bonus of up to US$40,000 based upon the Company’s performance and such amount may be increased if the Company exceeds certain net income targets for the year, or may be decreased if the net income targets are not met. We can terminate Mr. Chow’s employment with cause or without cause pursuant to a decision by our Chief Executive Officer. In the event Mr. Chow’s employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of the employment.

Potential Payments Upon Termination or Change in Control

Assuming the employment of our NEOs were to be terminated without cause or for good reason, as of December 31, 2008, the following individuals would have been entitled to payments in the amounts set forth opposite to their name in the below table through April 20, 2009:

Cash Payments
Tony Liu	$66,667
Yanchun Li	53,333
JunMin	40,000
Binsheng Li	26,667
Wilfred Chow	63,333

Employee Stock Option Plan

In March 2004, our Board of Directors formally adopted a Stock Option Plan (the “2004 Plan”). Under the 2004 Plan, we were authorized to grant non-qualified options to purchase up to 2,900,000 shares of our common stock to our employees, officers, directors and consultants. The 2004 Plan was administered directly by our Compensation Committee. Subject to the provisions of the 2004 Plan, the Compensation Committee determined who would receive stock options, the number of shares of common stock that may be covered by the option grants, the time and manner of exercise of options and exercise prices, as well as any other pertinent terms of the options. The Company replaced the 2004 Plan with a new Equity Incentive Plan that was adopted by the Board and approved by the stockholders in 2006 (“2006 Plan”). The 2006 Plan provides a maximum of 5,000,000 shares for future grants but the Company is not intended to grant more than 1,000,000 shares in one calendar year . The Company will not grant any additional awards under the 2004 Plan. All awards starting from 2007 have been granted under the 2006 Plan. Those individuals with awards outstanding under the 2004 Plan will continue to hold such awards in accordance with the terms of their respective grant agreements.

As of December 31, 2008, the Company granted an aggregate of 1,697,763 options under the 2006 Plan. For the year ended December 31, 2008, options to purchase a total of 413,763 shares of common stock were granted to the executive officers. In 2008, the Company granted the following options to the NEO’s pursuant to the 2006 Plan:

2008 Grants of plan-based awards table

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)(1)	Exercise or Base Price of Option Awards ($ /Sh) (2)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Option Awards ($ /Sh)
Tony Liu	4/20/08	111,850	8.35	8.35	538,000
Yanchun Li	4/20/08	98,794	8.35	8.35	475,200
Jun Min	4/20/08	74,096	8.35	8.35	356,400
Binsheng Li	4/20/08	61,040	8.35	8.35	293,600
Wilfred Chow	4/20/08	67,983	8.35	8.35	327,000
__________________
(1)
Represents the number of stock options granted in 2008 under the Company’s 2006 Plan. These options vest and become exercisable ratably in five equal annual installments beginning one year after the grant date.

(2)	Represents the exercise price for the stock options granted, which was the five days average closing stock prices on the NYSE of the Company’s Common Stock preceding the grant date.

2008 Outstanding Equity Awards at Year-end

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Tony Liu	40,000	160,000	200,000	10.74	4/20/2017
Tony Liu	—	111,850	111,850	8.35	4/20/2018
Yanchun Li	32,000	128,000	160,000	10.74	4/20/2017
Yanchun Li	—	98,794	98,794	8.35	4/20/2018
Jun Min	24,000	96,000	120,000	10.74	4/20/2017
Jun Min	—	74,096	74,096	8.35	4/20/2018
Binsheng Li	16,000	64,000	80,000	10.74	4/20/2017
Binsheng Li	—	61,040	61,040	8.35	4/20/2018
Wilfred Chow	20,000	80,000	100,000	10.74	4/20/2017
Wilfred Chow	—	67,983	67,983	8.35	4/20/2018

Option Exercises and Stock Vested During 2008

Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Tony Liu	—	—
Yanchun Li	—	—
Jun Min	—	—
Binsheng Li	—	—
Wilfred Chow	—	—

Compensation of Independent Directors for the 2008

On April 9, 2008, Compensation Committee of the Company, after the annual compensation review meeting, approved changes to the annual compensation provided to independent directors. The changes were made upon the ratification by the Board of Directors. The fee changes for annual retainers and the changes for annual equity awards become effective as of April 20, 2008. The changes in compensation for independent directors are as follows:

•	the annual retainer fee was increased for each independent director from $40,000 to $50,000;

•	the annual stock award was increased for each independent director from $60,000 to $65,000, and

•	an additional annual stock award of $5,000 for Compensation Committee Chair and $8,000 for Audit Committee Chair was granted.

The annual retainer is paid to the independent directors in monthly installments in arrears. Independent directors are entitled to receive each year shares of common stock of the Company with an aggregate value range from $65,000 to $73,000 per annum, calculated based on the average closing price per share for the five (5) trading days preceding and including the date of the signing of each such independent director’s service agreement. The equity award to independent directors is awarded at the beginning of each year for service rendered for the preceding year. The Company reimburses its independent directors for reasonable travel expenses to attend Board and Committee meetings.

The following table sets forth all compensation paid or to be paid by AOB, as well as certain other compensation paid or accrued, for each of the independent directors for the year 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cosimo J. Patti	46,667	63,333	(1)	—	—	—	—	110,000
Xianmin Wang	46,667	63,333	(1)	—	—	—	—	110,000
Eileen Brody	—	115,000	(2)	—	—	—	—	115,000
Lawrence S Wizel	46,667	71,333	(3)	—	—	—	—	118,000
Baiqing Zhang	46,667	63,333	(1)	—	—	—	—	110,000

________________
(1)	7,085 shares of common stock to be issued were outstanding for each of the independent directors as of January 1, 2009.

(2)	13,239 shares of common stock to be issued were outstanding as of January 1, 2009.

(3)	7,977 shares of common stock to be issued were outstanding as of January 1, 2009.